Exhibit 10.1

CONFORMED COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

THE SHAREHOLDERS OF FEDERAL MARKETING CORP.,

d/b/a CREATIVE HOMEOWNER,

COURIER CORPORATION

as Buyer

AND

FEDERAL MARKETING CORP.,

d/b/a CREATIVE HOMEOWNER

April 27, 2006

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), entered into on April 27, 2006, is by and among Courier Corporation, a Massachusetts corporation (the “Buyer”), Allan R. Blair, an individual and resident of Connecticut (“A. Blair”), Henry G. Toolan, an individual and resident of New Jersey (“H. Toolan”), Brian H. Toolan, an individual and resident of New Jersey (“B. Toolan, and together with A. Blair and H. Toolan, the “Shareholders”), and Federal Marketing Corp., d/b/a Creative Homeowner, a New Jersey corporation (the “Company”). The Buyer, the Shareholders and the Company are referred to individually as a “Party” and collectively herein as the “Parties”.

This Agreement contemplates a transaction in which the Buyer will purchase one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the “Shares”) from the Shareholders (the “Acquisition”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1. (a)  Definitions.

“Accounts Receivable” has the meaning set forth in §3(k), below.

 “Acquisition” has the meaning set forth in the preface, above.

 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface, above.

“Ancillary Agreements” refers to any other agreements and instruments to be executed and delivered in connection with this Agreement.

“Applicable Limitation Date” has the meaning set forth in §9(e), below.

 “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Acquisition or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Business Day” means a day other than (a) Saturday, (b) Sunday or (c) a day on which banks are not required to be open or are authorized to close in New York City, New York.

“Buyer” has the meaning set forth in the preface, above.

“Buyer Indemnitees” has the meaning set forth in §9(a), below.

“Cash and Cash-Equivalents” means the Company’s (i) cash on hand, in banks or other depositories, (ii) marketable securities, and (iii) any other similar investments or accounts determined in accordance with GAAP.

“Claim Notice” has the meaning set forth in §9(h), below.

“Closing” has the meaning set forth in §2(c), below.

“Closing Date” has the meaning set forth in §2(c), below.

“Closing Date Designated Indebtedness” has the meaning set forth in §8(a)(xii), below.

“Closing Financial Statements” has the meaning set forth in §2(f), below.

“Code” means the Internal Revenue Code of 1986, as amended or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company” has the meaning set forth in the preface, above.

“Company Contract” means any Contract (a) under which the Company has or may acquire any rights or benefits; (b) under which the Company has or may become subject to any obligation or Liability; or (c) by which the Company or any of the assets owned or used by the Company is or may become bound.

 “Company Intellectual Property” has the meaning set forth in §3(h), below.

 “Competitive Activities” has the meaning set forth in §6(d), below.

 “Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral).

 “Disclosure Schedule” has the meaning set forth in §3, below.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in §3(3) of ERISA) and each other employee benefit plan, program or arrangement, including all stock option plans, stock purchase plans, bonus or incentive award plans maintained or sponsored by the Company and each ERISA Affiliate.

“Employees” has the meaning set forth in §3(t), below.

“Encumbrances” means any security interest, lien, pledge, charge, escrow, option, mortgage, hypothecation, prior assignment, title retention agreement, indenture, security agreement or any other encumbrance of any kind.

“Environmental Claims” has the meaning set forth in §3(q), below.

“Environmental Condition” means any condition involving Regulated Substances with respect to surface or subsurface soil, ambient or indoor air, surface waters, groundwater, leachate, run-off, stream or other sediments or similar environmental medium, which condition has caused, or may cause, injury or damage or requires investigation or remedial or corrective action or compliance with permit requirements, standards, rules, regulations, ordinances or other Environmental, Health, and Safety Requirements, as required, interpreted or applied by governmental entities.

“Environmental, Health, and Safety Requirements” shall mean any and all laws, ordinances, statutes, codes, rules, regulations, orders, judicial decisions, directives, guidance, permits or licenses or other Legal Requirements addressing environmental, health or safety issues or requirements of or by federal, state, local or other political subdivision exercising jurisdiction over public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or toxic materials, hazardous substances or hazardous and solid wastes, such as, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”); the Hazardous Material Transportation Act, 49 U.S.C. 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., (“TSCA”); the Clean Air Act, 42 U.S.C. 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (“OSHA”) and all similar state and local Legal Requirements, all as presently in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code §414.

“Estimated Closing Date Working Capital” has the meaning set forth in §2(f), below.

“Final Closing Date Working Capital” has the meaning set forth in §2(f), below.

“Final Working Capital Adjustment” has the meaning set forth in §2(f), below.

“Financial Statements” has the meaning set forth in §3(e), below.

“GAAP” means United States generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property, (d) all conditional sale obligations and all obligations of such Person under any title retention agreement (other than capital leases and trade payables incurred in the Ordinary Course of Business), (e) all letters of credit, banker’s acceptances or similar credit transactions (including reimbursement obligations in respect thereof) issued on behalf of such Person, (f) all guarantees and other contingent obligations of such Person in respect of indebtedness referred to in clauses (a) through (e) above, (g) all indebtedness of another Person of the type referred to in clauses (a) through (f) above which is secured by any Encumbrance on any property of such Person and (h) all obligations under hedging obligations of such Person.

“Indemnified Party” has the meaning set forth in §9(h), below.

“Indemnifying Party” has the meaning set forth in §9(h), below.

“Independent Accountants” has the meaning set forth in §2(f), below.

“Initial Working Capital Adjustment” has the meaning set forth in §2(f), below.

“Intellectual Property” means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, invention, trademark, trademark registration, trademark application, service mark, trade name, business name, brand name, copyright, copyright registration, design, design registration, know-how, trade secret, confidential information, or any right to any of the foregoing.

“Inventories” means all inventories of the Company wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” - an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. The Shareholders will be deemed to have “Knowledge” of a particular fact or other matter if any Shareholder or Richard Weisman has, or at any time had, Knowledge of such fact or other matter.

“Lease” means that certain lease by and between the Company and Thomas Minor Associates, LLC, in substantially the form attached hereto as Exhibit 1(a) to be dated of as of the Closing Date.

“Legal Requirement” means any federal, state, local, municipal or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty of the United States or any jurisdiction within the United States.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

 “Losses” has the meaning set forth in §9(b), below.

“Material Adverse Effect” on or with respect to the Company means any event or occurrence (any such item, an “Effect”) that (a) is materially adverse to the assets, financial condition or results of operations of the Company, other than an Effect to the extent resulting from changes (i) affecting the United States of America’s economy in general, (ii) generally affecting the industries in which the Company operates, except, in the case of clauses (i) and (ii) above, if the Effect materially and disproportionately impacts the Company, (iii) as a result of the announcement or pendency of the Acquisition, or (iv) from compliance by the Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement; (b) prevents or materially impedes or delays the consummation of the transactions contemplated by this Agreement; or (c) has a material adverse effect on the ability of the Company to perform its obligations under this Agreement and the Ancillary Agreements. “Material Adverse Effect” on or with respect to the Buyer means any Effect that (a) prevents or materially impedes or delays the consummation of the transactions contemplated by this Agreement or (b) has a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

“Material Contracts” has the meaning set forth in §3(i), below.

“Most Recent Balance Sheet” has the meaning set forth in §3(e), below.

“Most Recent Financial Statements” has the meaning set forth in §3(e), below.

“Multiemployer Plan”  has the meaning set forth in ERISA §3(37).

“Net Designated Indebtedness” shall mean the unpaid Indebtedness of the Company under the VNB Loan and the Shareholder Loans, if any, reduced by the amount of Cash and Cash-Equivalents.

 “Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice.

“Party” has the meaning set forth in the preface, above.

“Permits” has the meaning set forth in §3(l), below.

“Permitted Encumbrances” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business, and equipment leases with third parties entered into in the Ordinary Course of Business; and (iii) with respect to any real property leased by the Company: (a) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record, (b) any conditions that would be shown by a current survey or physical inspection and (c) zoning, building and other similar restrictions pursuant to any applicable Legal Requirements;

“Person” means an individual, a general or limited or limited liability partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization, any other entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion beginning on the day after the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding, prosecution, contest, hearing, audit, inquiry, or investigation (whether civil, criminal, administrative, investigative or appellate) that is or has been commenced, brought, conducted or heard, at law or in equity, before any governmental entity.

“Purchase Price” has the meaning set forth in §2(b), below.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Regulated Substance” means any hazardous substance, hazardous material,  toxic substance, dangerous substance, pesticide, pollutant, contaminant, chemical, gasoline, petroleum or petroleum product, asbestos, PCBs, radioactive material (including by-product, source, and/or special nuclear material), radon, urea-formaldehyde, flammable material, explosive, solid waste, municipal waste, industrial waste and hazardous waste or words of similar import that are defined as such or are subject to regulation under any applicable Environmental, Health, and Safety Requirement.

“Related Person” means with respect to a particular individual:

1.             each other member of such individual’s Family,

2.             any Person that is directly or indirectly controlled by any one or more members of such individual’s Family,

3.             any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest, and

4.             any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity);

and, with respect to a specified Person other than an individual:

5.             any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person,

6.             any Person that holds a Material Interest in such specified Person,

7.             each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity),

8.             any Person in which such specified Person holds a Material Interest, and

9.             any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Shareholder Indemnitees” has the meaning set forth in §9(a), below.

“Shareholder Loans” means the principal balance outstanding (together with accrued and unpaid interest) as of the date of determination under those certain loans (if any) made by the Shareholders to the Company to pay those certain costs and expenses described in §11(k), each of which loans is evidenced by a duly authorized, executed and delivered promissory note from the Company in favor of such Shareholders.

“Shareholders” has the meaning set forth in the preface, above.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the ownership interest in or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by the Company (wherever located and whether or not carried on the Company’s books and Records), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Working Capital” means $4,873,413.

“Tax(es)” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, real estate, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes and any premium, including interest, penalties and additions in connection therewith.

“Tax Claim” has the meaning set forth in §9(h), below.

“Tax Proceeding” has the meaning set forth in §9(a), below.

“Tax Return” shall mean any report, return, document, declaration, amendment or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Claim” has the meaning set forth in §9(h), below.

“VNB Loan” means the principal balance outstanding (together with accrued and unpaid interest) as of the date of determination of any and all Indebtedness owing by the Company to Valley National Bank.

“Working Capital” means, as of the date of determination, the amount equal to the difference between the Company’s (a) Cash and Cash-Equivalents, accounts receivable, inventories and other current assets (other than Tax assets and/or Tax refunds) and (b) current liabilities (other than the Net Designated Indebtedness and/or any current Tax liabilities), as determined in accordance with GAAP. For the avoidance of doubt, the Parties agree and acknowledge that, with respect to the foregoing definition, “current liabilities” shall not include any liabilities described on §3(p) of the Disclosure Schedule relating to the operational defects of the Plan (as defined in Exhibit 9(b)(iv); provided that the Company shall be fully indemnified by the Shareholders for all such liabilities as contemplated by §9(b)(iv).

 (b)          Exhibits and Schedules; Interpretation. When a reference is made in this Agreement to a Party or to an Article, Section, Exhibit or Schedule, such reference shall be to a Party to, an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any table of contents and the headings contained in this Agreement, or any Exhibit or Schedule to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Dollars” and the sign “$” mean United States Dollars; any foreign currency shall be converted into United States Dollars using the prevailing exchange rates in effect as of the Closing Date. All terms defined in this Agreement shall have the defined meaning when used in any Exhibit or Schedule annexed hereto, or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

2. Basic Transaction.

(a)           Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of the Shareholders and each of the Shareholders agrees to sell, convey, assign, transfer and deliver to Buyer at the Closing, free and clear of any Encumbrances, all right, title and interest in and to the Shares held by such Shareholder.

(b)           Purchase Price; Payment of Indebtedness. (i) Subject to the Working Capital Adjustment as provided in §2(f) below, the Buyer agrees to pay to the Shareholders at the Closing an aggregate purchase price of THIRTY SEVEN MILLION AND NO/100 Dollars ($37,000,000.00) less the Net Designated Indebtedness determined as of the Closing Date (the “Purchase Price”) by delivery of the Purchase Price by wire transfer or delivery of other immediately available funds to such accounts as the Shareholders shall designate in written notices delivered to the Buyer not less than two (2) Business Days prior to the Closing Date. The Purchase Price shall be allocated among the Shareholders as follows: (A) 50% to A. Blair; (B) 40% to H. Toolan, and (C) 10% to B. Toolan. (ii) At the Closing, the Buyer shall remit and pay in full the Closing Date Designated Indebtedness pursuant to instructions issued by the Company.

(c)           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP in New York City, New York, on April 27, 2006, commencing at 10:00 a.m. local time, or such earlier date following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date and time as the Parties may mutually determine and the actual effective time of the Closing shall be 11:59 p.m. (New York Time) on the date of the Closing (the “Closing Date”).

(d)           Deliveries at the Closing. At the Closing, (i) the Shareholders and the Company (as applicable) will deliver to the Buyer the various certificates, instruments and documents referred to in §8(a) below; (ii) the Buyer will deliver to the Shareholders and the Company (as applicable) the various certificates, instruments and documents referred to in §8(b) below; (iii) the Shareholders and the Company (as applicable) will execute, acknowledge (if appropriate) and deliver to the Buyer (A) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers, duly endorsed in blank by or on behalf of each Shareholder; (B) a certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from each Shareholder, substantially in the form of the sample certification contained in Treasury Regulations Section 1.1445-2(b)(2)(iv), certifying that each such Shareholder is not a foreign person, (C) with respect to the Company, an IRS Form 8023 (and any comparable state or local Tax form) reflecting a Section 338(h)(10) election for the Company duly executed by each Shareholder, and (D) such other instruments of sale, transfer, conveyance and assignment with respect to the Shares as the Buyer and its counsel may reasonably request consistent with the terms of this Agreement and in order for Buyer to realize the full benefit of the transactions contemplated hereby; and (iv) the Buyer will execute, acknowledge (if appropriate) and deliver to the Shareholders (A) the Purchase Price specified in §2(b) above and (B) such other instruments as the Shareholders may reasonably request consistent with the terms of this Agreement and in order for the Shareholders to realize the full benefit of the transactions contemplated hereby.

(e)           Purchase Price Allocation for Tax Purposes. The Shareholders, the Company and the Buyer agree to allocate the Purchase Price (which, for purposes of this §2(e) shall include all amounts treated as consideration for federal income tax purposes) in accordance with the following provisions of this §2(e). Except as otherwise required pursuant to a determination under Section 1313(a) of the Code (or any similar provision of state or local Legal Requirement), the Shareholders, the Company and Buyer shall adopt and utilize for all Tax purposes the asset values based upon the provisions of Exhibit 2(e) for all Class I, II, III, IV and V assets of the Company and any remaining amounts of Purchase Price shall be allocated towards goodwill, intangibles and other Class VI and VII assets (the “Remaining Allocation”). Subject to the foregoing, the buyer shall be permitted to allocate portions of the Remaining Allocation towards various Class VI and VII assets (the “Appraised Assets”) as determined by an appraiser selected by Buyer, pursuant to an appraisal of the Appraised Assets conducted after the Closing Date. Such appraisal of the Appraised Assets shall be performed in accordance with the provisions of Sections 338(h)(10) and 1060 of the Code, and the Treasury Regulations thereunder, and at the Buyer’s sole cost and expense. In any Tax Proceeding, none of the Shareholders, the Company or the Buyer shall contend or represent that such allocation is not a correct allocation. References herein to Class I, II, III, IV, V, VI and VII assets shall be defined in accordance with the “Instructions for Form 8883” published by the IRS.

(f)            Working Capital Adjustment.

(i)            The Shareholders shall estimate in good faith the Company’s Working Capital immediately prior to the Closing (the “Estimated Closing Date Working Capital”). In the event the Estimated Closing Date Working Capital is less than Target Working Capital, the Purchase Price to be paid by the Buyer at the Closing shall be adjusted downwards by the amount of such difference (the “Initial Working Capital Adjustment”).

(ii) Following the Closing Date, Buyer shall prepare financial statements (“Closing Financial Statements”) of the Company as of the Closing Date prepared in accordance with GAAP and in a manner consistent with the Company’s 2005 Financial Statements. Buyer shall then determine the Working Capital as of the Closing Date (the “Final Closing Date Working Capital”) based upon the Closing Financial Statements. Within one hundred twenty (120) days following the Closing Date, Buyer shall deliver to the Shareholders the Closing Financial Statements and its determination of the Final Closing Date Working Capital (and, in the event that the Final Closing Date Working Capital is less than or greater than the Estimated Closing Date Working Capital, (x) the amount by which the Final Closing Date Working Capital is less than the lesser of the Target Working Capital or the Estimated Closing Date Working

Capital, or (y) the amount by which the Final Closing Date Working Capital is greater than the Estimated Closing Date Working Capital, as the case may be (provided that for the purposes of the calculation in clause (y), the Final Closing Date Working Capital shall not be greater than the Target Working Capital.)  The amount of such shortfall or excess shall be referred to herein as the “Final Working Capital Adjustment”.

(iii)          If, within thirty (30) days following delivery of the Closing Financial Statements and the Final Closing Date Working Capital and Final Working Capital Adjustment calculations, the Shareholders have not given Buyer written notice of their objection as to the Final Closing Date Working Capital calculation or Final Working Capital Adjustment calculation (which notice shall state the basis of Shareholders’ objections), then the Final Closing Date Working Capital and the Final Working Capital Adjustment, if any, calculated by Buyer shall be final, binding and conclusive on the Parties.

(iv)          If the Shareholders duly give Buyer such notice of objection, and if the Shareholders and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Final Closing Date Working Capital and the Final Working Capital Adjustment, if any, within thirty (30) days of Buyer’s receipt of the Shareholders’ objection notice, the Shareholders and Buyer shall submit the issues remaining in dispute to Ernst & Young LLP, independent public accountants, or such other independent public accountants as to which the Buyer and the Shareholders mutually agree (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) the Shareholders and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered by the Independent Accountants to the Shareholders and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties and shall be used in the calculation of the Final Closing Date Working Capital and the Final Working Capital Adjustment; if any, and (iii) the Shareholders, on the one hand, and Buyer, on the other hand, will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(iv)          If the Final Working Capital Adjustment results in an amount due to the Buyer, on the one hand, or the Shareholders, on the other hand, then the Part(ies) responsible for the payment of the Final Working Capital Adjustment shall pay the amounts due by wire transfer of immediately available United States funds to an account specified by Buyer, or to the accounts previously designated by the Shareholders pursuant to §2(b) and in accordance with the allocations set forth therein. The foregoing payments shall be made within three (3) business days after the calculation of the Final Closing Date Working Capital and the Final Working Capital Adjustment, if any, together with interest at the rate of six percent (6%) per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment(s) are made.

3. Representations and Warranties of the Shareholders. Except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), the Shareholders jointly and severally represent and warrant to the Buyer as follows:

(a)           Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has full corporate power and authority to own and operate its properties, and to conduct its business as currently conducted. The Company is qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary. A list of the jurisdictions in which the Company is so qualified is set forth on §3(a) to the Disclosure Schedule. The Company has made available to Buyer complete and correct copies of its organizational documents, amended to date, the corporate minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books of the Company and each outstanding stock certificate. The stock certificate books of the Company made available to Buyer are complete and correct in all respects and accurately reflect the ownership of all of the outstanding equity securities of the Company.

(b) Authority; Execution and Delivery; Enforceability. (i) The Company has full corporate power and authority to execute this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of the Company. The Company has duly executed and delivered this Agreement and at the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the execution thereof constitute, its legal, valid and binding obligation. (ii) Each of the Shareholders has full legal capacity to execute this Agreement and each of the Ancillary Agreements to which such Shareholder is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by each Shareholder of this Agreement and the Ancillary Agreements to which each such Shareholder is a party has been duly authorized by all necessary action on the part of each Shareholder. Each Shareholder has duly executed and delivered this Agreement and at the Closing will have duly executed and delivered each Ancillary Agreement to which such Shareholder is a party, and this Agreement constitutes, and each Ancillary Agreement to which such Shareholder is a party will after the execution thereof constitute, such Shareholder’s legal, valid and binding obligation.

(c)           Capitalization; Other Agreements as to Shares; Ownership of Securities; Subsidiaries. (i) All of the Shares of the Company are owned beneficially and of record by the Shareholders as set forth in §3(c) of the Disclosure Schedule. The Shares to be purchased by the Buyer constitute all of the equity securities of the Company. (ii) There are no outstanding options, warrants, rights, subscriptions, stock appreciation rights, phantom stock rights, calls, puts, restrictions, agreements, contracts, commitments, understandings, arrangements or other rights of any kind to acquire, or obligations to issue, sell, purchase or otherwise acquire or retire any shares of capital stock in the Company or by which the Company or the Shareholders are bound, or outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock of or other equity interest in the Company. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable. None of the Company or the Shareholders is a party to any: (A) voting trusts, proxies or other Contracts, arrangements or understandings with respect to the voting of any Shares; (B) Contracts, arrangements or understandings restricting the sale or transfer of any Shares; (C) preemptive or anti-dilutive rights or rights of first offer or first refusal or “tag-along”, “drag-along” or similar rights with respect to any Shares; or (D) rights with respect to registration under securities laws with respect to any Shares. There are no dividends or other distributions on any of the Shares that have been declared but remain unpaid. (iii) The Shareholders are, and at Closing will be, the owners, lawfully, beneficially and of record, of the Shares, free and clear of any Encumbrances. (iv) Except as set forth on §3(c) of the Disclosure Schedule, the Company has never had nor currently has any Subsidiaries.

(d)           No Conflicts; Consents. Neither the execution and the delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby (including the transfer of the Shares), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other Legal Requirement or restriction of any government, governmental agency, or court to which the Shareholders or the Company is subject or any provision of the certificate of incorporation or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholders or the Company is a party or by which they are bound or to which any of their respective assets is subject (or result in the imposition of any Encumbrance (other than a Permitted Encumbrance)) upon any of their respective assets. None of the Shareholders or the Company needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreements (including the transfer of the Shares).

(e)           Financial Statements; Undisclosed Liabilities; Funded Debt. (i) Attached hereto as Exhibit 3(e) are the following financial statements (collectively the “Financial Statements”): (a) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 (the December 31, 2005 audited balance sheet being herein sometimes called the “Audited Balance Sheet”) of the Company, in each case together with the unqualified report of the Company’s independent public accountants for such respective periods; and (b) the unaudited balance sheet (the “Most Recent Balance Sheet”) and statement of income as of and for the three (3) month(s) ended March 31,  2006 of the Company (the Financial Statements in this clause (b) being referred to collectively as the “Most Recent Financial Statements”). The Financial

Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and lack footnotes (that, if presented, would not differ materially from those included in the Audited Balance Sheet). The Financial Statements have been prepared from and are in accordance with the accounting Records of the Company. Attached hereto as Exhibit 3(e) are true and complete copies of all letters from the Company’s auditors to the Company’s Board of Directors during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

                (ii)           The Company does not have any liabilities of a nature and type required to be set forth on a balance sheet prepared in accordance with GAAP or in the footnotes thereto, except (A) as disclosed, reflected or reserved against in the Most Recent Balance Sheet, or (B) for liabilities that have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business and are reflected in the Company’s accounting Records.

                (iii)          As of the Closing Date, except for Closing Date Designated Indebtedness, the Company will have no term or funded debt or bank loans or any other loans or advances to any of the Shareholders, all of which Closing Date Designated Indebtedness will be paid in full by Buyer in connection with the Closing.

(f)            Assets Other than Real Property Interests. The Company has good and valid title to (or with respect to assets that are leased, a valid leasehold interest in), the assets reflected on the Most Recent Balance Sheet, other than those disposed of since the date of the Most Recent Balance Sheet in the Ordinary Course of Business, free and clear of all Encumbrances (other than Permitted Encumbrances). Notwithstanding the foregoing, this §3(f) does not relate to matters with respect to (and no representation or warranty is made hereunder in respect of) (1) real property or interests in real property, which are the subject of §3(g), or (ii) Intellectual Property, which is the subject of §3(h).

(g)           Real Property. The Company owns no real property. §3(g) of the Disclosure Schedule lists all real property leased or subleased by the Company. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in §3(g) of the Disclosure Schedule. Except as set forth on §3(g) of the Disclosure Schedule, each lease and sublease listed in §3(g) of the Disclosure Schedule is in full force and effect.

(h)           Intellectual Property. (i)  §3(h) of the Disclosure Schedule sets forth (A) all patented and registered Intellectual Property (or applications for patents or registrations thereof) owned, used, or held for use by the Company, other than so-called “shrink-wrap” or other similar license agreements relating to “off-the-shelf” commercially available computer software licensed to the Company in the Ordinary Course of Business; (B) the details of all unregistered trademarks, service marks, copyrights and trade names owned, used or held for use by the

Company; and (C) all exclusive and non-exclusive license agreements with respect to Intellectual Property to which the Company is a party, other than licenses with an aggregate annual fee of less than $10,000, other than so-called “shrink-wrap” or other similar license agreements relating to “off-the-shelf” commercially available computer software licensed to the Company in the Ordinary Course of Business (such Intellectual Property, the “Company Intellectual Property”).

                (ii)           Except as set forth in §3(h) of the Disclosure Schedule, the Company exclusively owns or possesses the right to use, without payment to any other Person, all of the Intellectual Property necessary for the operation of the business of the Company as currently conducted, free and clear of any and all Encumbrances. To the Knowledge of the Shareholders, the Company Intellectual Property is valid and enforceable. No license of any kind has been granted with respect to use of Company Intellectual Property. The Company is not bound by or a party to any option, license, Contract or similar agreement relating to the Intellectual Property of any other Person for the use of such Intellectual Property in the conduct of the business of the Company, except for so-called “shrink-wrap” or other similar license agreements relating to “off-the-shelf” commercially available computer software licensed to the Company in the Ordinary Course of Business. The Company Intellectual Property and the conduct of the business of the Company as currently conducted does not violate, conflict with or infringe the Intellectual Property of any other Person. Except as set forth in §3(h) of the Disclosure Schedule, the Shareholders and the Company have received no notice from a Person that would indicate that the Company Intellectual Property is invalid and/or unenforceable. No claims are pending or, to the Knowledge of the Shareholders, threatened against the Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Company Intellectual Property by the Company. To the Knowledge of the Shareholders, there is no, nor has there been any, infringement or violation by any Person of any of the Company Intellectual Property or the Company’s rights therein.

(i)            Contracts; No Defaults.

§3(i) of the Disclosure Schedule contains an accurate and complete list, and the Company has made available to Buyer accurate and complete copies, of:

(1)           each Company Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of twenty-five thousand dollars ($25,000);

(2)           each Company Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of twenty-five thousand dollars ($25,000);

(3)           each Company Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of twenty-five thousand dollars ($25,000);

(4)           each Company Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than twenty-five thousand dollars ($25,000) and with a term of less than one year and any titles not currently in print);

(5)           each Company Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(6)           each Company Contract (however named) involving a sharing of , or payments based upon, sales, purchases, profits, losses, costs or liabilities by the Company with any other Person, excluding, however, any rebates, volume purchase discounts, and other similar matters in the Ordinary Course of Business;

(7)           each Company Contract containing covenants that in any way purport to restrict the freedom of the Company to engage in any line of business or to compete with any Person;

(8)           each power of attorney of the Company that is currently effective and outstanding;

(9)           each Company Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(10)         each Company Contract for capital expenditures in excess of twenty-five thousand dollars ($25,000);

(11)         each Company Contract not denominated in U.S. dollars in excess of ten thousand dollars ($10,000);

(12)         each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(13)         each oral or written Company Contract relating to employment, severance or any related matters; and

(14)         each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

§3(i) of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts (herein, the “Material Contracts”), including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts and the location of the Company’s office where details relating to the Contracts are located.

Except as set forth in §3(i) of the Disclosure Schedule, no Shareholder has or may acquire any rights under, and no Shareholder has or may become subject to any Liability under, any Contract that relates to the business of the Company.

Except as set forth in §3(i) of the Disclosure Schedule:

(1)           each Contract identified or required to be identified in §3(i) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms, subject to (i) limitations imposed by bankruptcy, reorganization, moratorium, insolvency and other Legal Requirements of general application relating to or affecting the enforceability of contracts, including, without limitation, limitations as to enforceability that may be imposed under Section 548 of the United States Bankruptcy Code (the “Bankruptcy Code”) and debtor/creditor Legal Requirements or other provisions of law relating to fraudulent transfers and obligations; and (ii) equitable principles limiting the availability of equitable remedies and otherwise limiting the enforceability of other general terms and provisions; regardless as to any of the above, whether the proceeding to enforce a Contract is at law or in equity; and

(2)           each Contract identified or required to be identified in §3(i) of the Disclosure Schedule does not require the consent of any Person prior to or in connection with the consummation of the Acquisition.

Except as set forth in §3(i) of the Disclosure Schedule:

(1)           The Company is, and at all times since January 1, 2003, has been, in compliance with all applicable terms and requirements of each Company Contract;

(2)           each other Person that has or had any obligation or Liability under any Company Contract is, and at all times since January 1, 2005, has been, in compliance with all applicable terms and requirements of such Company Contract;

(3)           to the Knowledge of the Shareholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract; and

(4)           no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than a Permitted Encumbrance) affecting any of the Company’s assets.

There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to the Company under current or completed Company

Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

Each Contract relating to the sale, design, manufacture or provision of products or services by the Company has been entered into in the Ordinary Course of Business of the Company and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(j)            Inventories. §3(j) of the Disclosure Schedule sets forth a list of the Company’s Inventories as of the date hereof. The quantity and quality of the Company’s Inventories and its current Inventories practices are adequate for the Company to carry on its business as currently conducted. Such Inventories do not include items that are obsolete or damaged, except for which reserves have been established in accordance with GAAP.

(k)           Accounts Receivable. All accounts receivable, notes receivable and other receivables that are reflected on the Most Recent Balance Sheet or on the accounting Records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent valid and enforceable obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business, and are subject to the reserves shown on the Most Recent Balance Sheet (which reserves are adequate and established in accordance with GAAP); provided, however that no representation or warranty is made by the Shareholders as to the collectibility of any of the Accounts Receivable of the Company. There is no contest, claim, defense or right of setoff, other than returns and setoffs in the Ordinary Course of Business of the Company, under any Contract relating to the amount or validity of such Accounts Receivable. §3(k) of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date hereof, which list sets forth the aging of each such Account Receivable.

(l)            Permits. §3(l) of the Disclosure Schedule sets forth all certificates, licenses, permits, authorizations and approvals (collectively, the “Permits”) issued or granted to the Company. The Company possesses all Permits necessary to own or operate its properties and to conduct its business as currently conducted None of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition. Notwithstanding the foregoing, this §3(l) does not relate to (and no representation or warranty is made under this §3(l) in respect of) environmental, health or safety matters, which are the subject of §3(q).

(m)          Legal Compliance. The Company has complied with all applicable Legal Requirements (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state and local governments (and all agencies thereof). Notwithstanding the foregoing, this §3(m) does not relate to matters with respect to (and no representation or warranty is made under this §3(m) in respect of) (i) Taxes, which are the subject of §3(n), (ii) employee benefit matters, which are the subject of §3(p), (iii)

environmental, health or safety matters, which are the subject of §3(q) and (iv) employee matters which are the subject of §3(t).

(n)           Tax Matters.

(i)            The Company has timely filed or will file or cause to be timely filed all Tax Returns required by applicable Legal Requirement to be filed by it prior to or as of the Closing Date, and all such Tax Returns are, or will be at the time of filing, complete and accurate in all respects. The Company has caused to be delivered to the Buyer correct and complete copies of all Tax Returns filed by the Company.

(ii)           The Company has paid or, where payment is not yet due, has established or will establish or cause to be established in accordance with GAAP on or before the Closing Date, an adequate accrual for the payment of, all Taxes due by the Company with respect to any period ending prior to or as of the Closing Date.

(iii)          There are no Tax claims pending against the Company and, to the Knowledge of the Shareholders, there are no threatened claims for Tax deficiencies, and there is not now in force any waiver or agreement by the Company for the extension of time for the assessment of any Tax, nor has any such waiver or agreement been requested in writing by any taxing authority. The Company does not have any Liability with respect to any United States federal, state, local, foreign or other Taxes of any corporation or entity other than the Company.

(iv)          There are no liens for Taxes on the Company or its assets other than for Taxes not yet due and payable.

(v)           There is no action, suit, investigation, audit, claim or assessment pending with respect to Taxes of the Company.

(vi)          All amounts required to be withheld or collected for payment by the Company have been timely collected or withheld and paid to the appropriate taxing authority.

(vii)         The Company is not a party to any tax sharing, tax allocation or tax indemnification agreement or has any Liability for Taxes of another Person.

(viii)        The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix)           The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any similar provisions of state and local Legal Requirement) at all times since July 1, 1987 and will continue to be a validly electing S corporation up to the time of the Closing. The Company will not be liable for any Tax under Section 1374 or Section 1375 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) election.

(x)            The Company has not in the past 10 years acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(xi)           The taxable year of the Company for federal and state income tax purposes is the fiscal year ended December 31st, and the Company uses the accrual method of accounting in keeping its books and in computing its taxable income.

(xii)          The Company has provided Buyer with copies of all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from the IRS or any other governmental entity with respect to Tax matters, including without limitation the Company’s status as an S corporation.

(xiii)         The Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xiv)        All consideration received by the Shareholders pursuant to this Agreement (including amounts due to the Shareholders under §2(b), §7 and §9) with respect to their Shares has been determined pursuant to “arm’s length negotiations” with the Buyer within the meaning of Treasury Regulations Section 1.1361-1(l)(2)(v).

(o)           Proceedings. §3(o) of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of the Shareholders, threatened Proceeding with respect to which the Company has been contacted in writing by counsel for the plaintiff or claimant against the Company and that (i) relates to or involves more than $25,000, (ii) seeks any injunctive relief or (iii) may give rise to any legal restraint on or prohibition against the Acquisition or the transactions contemplated by this Agreement. Notwithstanding the foregoing, this §3(o) does not relate to (and no representation or warranty is made under this §3(o) in respect of) environmental, health or safety matters, which are the subject of §3(q) or employee matters which are subject to §3(t).

(p)           Employee Benefits.

(i)            §3(p) of the Disclosure Schedule lists each Employee Benefit Plan which has ever been maintained by the Company or any ERISA Affiliate at any time during the six-year period ending on the date hereof. The Company has delivered to the Buyer complete and correct copies of, as applicable, (i) each Employee Benefit Plan, (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Employee Benefit Plan (if any such report was required by applicable Legal Requirement), (iii) the most recent summary plan description (or similar document) for each Employee Benefit Plan for which such a summary plan description is required by applicable Legal Requirement or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement or annuity contract in effect as of the date hereof and relating to any Employee Benefit Plan, and (v) the most recent determination letter issued by the IRS.

(ii)           Except as provided in §3(p) of the Disclosure Schedule, each Employee Benefit Plan has been maintained, funded and administered in all respects in accordance with its terms and with applicable Legal Requirements, including ERISA and the Code. To the Knowledge of the Shareholders, there are no investigations by any governmental entity or other claims (except routine claims for benefits), suits, threatened suits or Proceedings against any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could reasonably be expected to give rise to any Liability.

(iii)          All contributions to, and payments from, the Employee Benefit Plans that have been required to be made in accordance with the terms of the Employee Benefit Plans, and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

(iv)          Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS as to its qualification under Section 401(a) the Code. The Company has not received any notice revoking any such determination letter and, to the Knowledge of the Shareholders, no such revocation has been threatened.

(v)           Except as provided in §3(p) of the Disclosure Schedule, no event or omission has occurred which would cause any Employee Benefit Plan to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section. Each asset held under any such Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Benefit Plan.

(vi)          The Company is not required to contribute to any Multiemployer Plan or any Employee Benefit Plan subject to Section 412 of the Code, no Employee Benefit Plan is a Multiemployer Plan or subject to Section 412 of the Code, and no Employee Benefit Plan has been terminated within the six years prior to the date hereof, the Liabilities of which have not been satisfied in full.

(vii)         With respect to any Employee Benefit Plan ever maintained by the Company or any ERISA Affiliate, there has been no (1) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (2) failure to comply with any provision of ERISA, other applicable Legal Requirement, or any agreement, or (3)  non-deductible contribution, which, in the case of any of (1), (2), or (3), could subject the Company or any ERISA Affiliate to Liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense.

(viii)        Neither the Company nor any ERISA Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state health continuation Legal Requirements) or has ever promised to provide such post-termination benefits.

(ix)           Each Employee Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Legal Requirement, including the elimination of any and all future benefit accruals under any Employee Benefit Plan and no employee communications or provision of any Employee Benefit Plan document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Benefit Plan.

(x)            Each Employee Benefit Plan ever maintained by the Company or an ERISA Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(xi)           Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is set forth and so-identified on §3(p) of the Disclosure Schedule and has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the guidance promulgated thereunder.

(xii)          No amount required to be paid (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement to any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect or in effect as of the Closing Date will be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(q)           Environmental, Health and Safety Matters.

(i)            The Company is in compliance with applicable Environmental, Health and Safety Requirements, and the Company has in effect all permits, approvals, registrations and the like required for the operations of its business pursuant to applicable Environmental, Health and Safety Requirements.

(ii)           The Company has not received any written notice, report, order, claim or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements (“Environmental Claims”), or any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental, Health and Safety Requirements, except to the extent that the Company has fully resolved such

Environmental Claim or Liability without the requirement of any payment, cost or other obligation which would be required to be fulfilled after the date hereof.

(iii) There has been no release, discharge or disposal of any Regulated Substance at or from any facility owned or operated by the Company in amounts or concentrations that violate, require reporting or require any response action pursuant to applicable Environmental, Health and Safety Requirements, nor is there any Environmental Condition at any such facility.

(iv) No consent, approval, authorization, registration, notification, waiver, or filing is required under any applicable Environmental, Health and Safety Requirements in connection with the transaction contemplated by this Agreement including, without limitation, any consent, approval, authorization, registration, notification, waiver or filing in connection with the Industrial Site Recovery Act of the State of New Jersey (“ISRA”); provided, however, that the Company submitted an application containing accurate information to the New Jersey Department of Environmental Protection (the “NJDEP”) for a determination with respect to the applicability of ISRA, and has received and provided to the Buyer the NJDEP’s response dated April 20, 2006.

(v) The Company has provided to Buyer true and complete copies of all reports, analyses, site assessments, audits, permits,  correspondence with regulatory agencies and similar documents in the Company’s custody or control relating to actual or potential releases of Regulated Substances, Environmental Conditions or compliance with Environmental, Health and Safety Requirements of the Company’s facilities and operations.

(vi)          This §3(q) contains the sole and exclusive representations and warranties of the Company with respect to any matters arising under or related to any Environmental, Health and Safety Requirements, Regulated Substances and Environmental Conditions.

(r)            Certain Business Relationships with the Company. Except as disclosed in §3(r) of the Disclosure Schedule, none of the Company, the Shareholders or, to the Knowledge of the Shareholders, any Related Person of any of them, has, or since January 1, 2003, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s business. None of the Company, the Shareholders or, to the Knowledge of the Shareholders, any Related Person of any of them owns, or since January 1, 2003, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a financial interest in any transaction with the Company other than business dealings or transactions disclosed in, §3(r) of the Disclosure Schedule, each of which has been conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in §3(r) of the Disclosure Schedule, neither the

Company nor any Shareholder nor, to the Knowledge of the Shareholders, any Related Person of any of them, is a party to any Contract with, or has any claim or right against, the Company. §3(r) of the Disclosure Schedule lists all business arrangements or relationships in which the Company’s Affiliates or, to the Knowledge of the Shareholders, any Related Person of any Shareholder have been involved with the Company within the past 12 months. Except as set forth in §3(r), all Liabilities with respect to any such arrangements listed on §3(r) will be terminated and paid-in-full and fully discharged at or prior to the Closing. Except as set forth in §3(r) of the Disclosure Schedule, none of the Company’s Affiliates or, to the Knowledge of the Shareholders, any such Related Person owns or licenses any asset, tangible or intangible, which is used in the business of the Company.

(s)           Insurance. §3(s) of the Disclosure Schedule sets forth a list of each insurance policy (other than the Employee Benefit Plans) currently in effect where the Company is the beneficiary. Such schedule lists the name, policy coverage, coverage amounts and premiums payable. All premiums due and payable under all such policies have been paid. The Shareholders have no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

(t)            Employment Matters. §3(t) of the Disclosure Schedule sets forth a list showing the names of all officers and employees performing services for the Company in connection with its business and the rate of hourly, monthly or annual compensation (as the case may be), whether classified as exempt or non-exempt for purposes of the Fair Labor Standards Act paid or to be paid to each such person in 2006, any accrued sick leave or vacation and any bonus or similar arrangement and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby (“Employees”). §3(t) of the Disclosure Schedule also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company.

(i)            Except as contemplated by this Agreement or as set forth on §3(t) of the Disclosure Schedule, to the Knowledge of the Shareholders, no senior executive employee, or group of Employees or Contingent Workers has expressed any plans to terminate his or her employment or service arrangement with the Company prior to or in connection with the Closing.

(ii)           The Company is not experiencing nor is the subject of any strike, slowdown, picketing, work stoppage, or employee grievance process by any labor union. The Company does not have any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any Employees or Contingent Workers with respect to their respective wages, hours or other terms and conditions of employment. To the Company’s and Shareholders’ Knowledge, no Union claims or demands to represent any Employee or Contingent Worker, there are no organizational campaigns in progress with respect to any of the Employees or Contingent Workers and no question concerning representation of such individuals exists. There is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company with respect to any of the Company’s operations or any Employee or Contingent Worker.

(iii)          The Company is in compliance with all applicable Legal Requirements and regulations respecting labor and employment practices, including, without limitation, all fair employment practices Legal Requirements, wage and hour Legal Requirements, and the New Jersey Conscientious Employee Protection Act. The Company is not delinquent in any payments to any Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such Employees or Contingent Workers. There are not asserted, pending or, to the Knowledge of the Shareholders, threatened, and within the last three (3) years there have not been any Proceedings, or formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally. None of the employment policies or practices of the Company is currently being audited or investigated or, to the Knowledge of the Shareholders, subject to imminent audit or investigation by any governmental authority.

(iv)          The Company, Shareholders or officers or senior managers of the Company are not, and within the last three (3) years (or such lesser period as they may have been employed by the Company), have not been, subject to any order, decree, injunction or judgment by any governmental authority or private settlement contract in respect of any labor or employment matters. All Employees are employed at-will and no Employee is subject to any contract for a term with the Company.

(v)           The Company is not subject to any affirmative action obligations under any Legal Requirement, including without limitation, Executive Order 11246, and is not a government contractor or subcontractor for purposes of any Legal Requirement with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage Legal Requirements. To the extent that any Contingent Workers are used, the Company has properly classified and treated them in accordance with applicable Legal Requirements and for purposes of all employee benefit plans and perquisites.

(vi)          No representative of the Company or any Shareholder has made any representation, promise or guarantee, express or implied, to any Employee or Contingent Worker regarding (i) whether the Buyer intends to retain or offer to retain such individual, or (ii) terms and conditions pursuant to which the Buyer may retain or offer to retain such individual.

(u)  Accounts, Safe Deposit Boxes and Powers of Attorney. §3(u) of the Disclosure Schedule sets forth (i) a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those Persons authorized to sign thereon and (ii) a list of all powers of attorney granted by the Company that will remain in effect after the Closing.

(v)           Absence of Certain Changes. Except as set forth in §3(v) of the Disclosure Schedule, since January 1, 2006, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(i)            amendment to the charter documents of the Company;

(ii)           payment (except in the Ordinary Course of Business) or increase by the Company of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(iii)          adoption of, amendment to or increase in the payments to or benefits under, any Employee Benefit Plan;

(iv)          damage to or destruction or loss of any asset of the Company having a fair market value of more than $25,000, whether or not covered by insurance;

(v)           entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which the Company is a party, or (ii) any Contract involving a total remaining commitment by the Company of at least $50,000;

(vi)          sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any asset of the Company having a fair market value of more than $25,000 (including the Intellectual Property Assets) or the creation of any Encumbrance (other than a Permitted Encumbrance) on any asset of the Company having a fair market value of more than $25,000;

(vii)         cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

(viii)        written notice by any customer or supplier of an intention to discontinue or change the terms of its relationship with the Company;

(ix)           change in the accounting methods used by the Company;

(x)            incurrence of debt for borrowed money, or the incurrence of any other obligation or Liability out of the Ordinary Course of Business;

(xi)           any Contract by the Company to do any of the foregoing, or

(xii)          any strike, lockout, labor trouble or any event or condition of any character adversely affecting the business or operations of the Company.

(w)          Brokers’ Fees. There is no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Acquisition or the transactions contemplated hereby, other than as named in §3(w) of the Disclosure Schedule, all of which will be paid by the Shareholders.

(x)            Closing Date Designated Indebtedness; Net Designated Indebtedness. As of the date hereof, each of the calculations being delivered to Buyer pursuant to §8(a)(xii) are true and correct in all respects.

(y)           Benefits of Shareholders. §3(y) of the Disclosure Schedule sets forth the amounts required to be paid (whether in cash or property or the vesting of property) as of the Closing Date (and the amounts of any payments (estimated in good faith) that may be required to be paid at any time following the Closing Date) in connection with any of the transactions contemplated by this Agreement to each Shareholder pursuant to any employment, severance or termination agreement or Employee Benefit Plan.

4. Representations and Warranties of the Buyer. Except as set forth in the Disclosure Schedule, the Buyer represents and warrants to the Shareholders as follows:

(a)           Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction in which it is organized. The Buyer has full corporate power and authority to own and operate its properties, and to conduct its business as currently conducted. The Buyer is qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary.

(b)           Authority; Execution and Delivery; Enforceability. The Buyer has full corporate power and authority to execute this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of the Buyer. The Buyer has duly executed and delivered this Agreement and at the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the execution thereof constitute, its legal, valid and binding obligation.

(c)           No Conflicts; Consents. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the transfer of the Shares referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter, bylaws or other governing certificates and agreements or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the transfer of the Shares referred to in §2 above).

(d)           Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Acquisition or the transactions contemplated hereby.

(e)           Financing. As of the date hereof, the Buyer has sufficient funds currently available to it in an aggregate amount sufficient to fund the Purchase Price and consummate the transactions contemplated by this Agreement.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           General. Each of the Parties will use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in §8 below).

(b)           Notices and Consents. The Company will give any notices to third parties and the Company will use its Best Efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in §3(d) above. Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in §3(d) and §4(c) above.

(c)           Operation of Business. Between the date of this Agreement and the Closing, except as set forth on Exhibit 5(c) attached hereto, the Company shall (and the Shareholders shall cause the Company to):

(i)            conduct its business only in the Ordinary Course of Business; provided, however, that the Company shall have the right, prior to the Closing, to borrow money pursuant to the Shareholders Loans and make the payments described in §11(k) herein;

(ii)           use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iii)          confer with Buyer prior to implementing operational decisions of a material nature;

(iv)          otherwise report periodically to Buyer concerning the status of its business, operations and finances;

(v)           make no material changes in management personnel without prior consultation with Buyer;

(vi)          maintain the Company’s assets in a state of repair and condition in a manner consistent with the Company’s past practices;

(vii)         keep in full force and effect, without amendment, all material rights relating to the Company’s business;

(viii)        comply with all Legal Requirements and contractual obligations applicable to the operations of the Company’s business;

(ix)           continue in full force and effect the insurance coverage under the policies set forth in §3(s) of the Disclosure Schedule or substantially equivalent policies;

(x)            except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Benefit Plan without the express written consent of Buyer;

(xi)           cooperate with Buyer and assist Buyer in identifying the governmental authorizations (if any) required by Buyer to operate the business from and after the Closing Date;

(xii)          upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Acquisition, all without further consideration;

(xiii)         maintain all books and Records of the Company relating to the Company’s business in the Ordinary Course of Business;

(xiv)        amend the organizational documents of the Company; and

(xv)         not revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code or otherwise take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation.

(d)           Full Access. The Company will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to (1) all premises, properties, executive officers, books, records, contracts and documents of or pertaining to the Company, and (2), upon the consent of the Company (which consent shall not be unreasonably withheld), other personnel of the Company and/or any customers or suppliers of the Company. The Buyer will treat and hold as such any confidential information it receives from (or on behalf of) the Company or the Shareholders in the course of the reviews contemplated by this §5(d), and will not use any of the confidential information except in connection with this Agreement. If this Agreement is terminated for any reason whatsoever, the Buyer will return to the Company all tangible embodiments (and all copies) of the confidential information which are in its possession.

(e)           Notice of Developments.    Between the date of this Agreement and the Closing Date, each Shareholder will promptly notify Buyer in writing if such Shareholder or the Company becomes aware of any fact or condition that causes or constitutes a material breach of any of the Shareholders’ representations and warranties as of the date of this Agreement, or if such Shareholder or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Shareholders will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, each Shareholder will promptly notify Buyer of the occurrence of any breach of any covenant of Shareholders in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in §8(a) impossible or unlikely.

(f)            Exclusivity. None of the Company nor the Shareholders shall, and shall not authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by such Parties, to (i) solicit, initiate or encourage any other bid, (ii) enter into any agreement with respect to any other bid, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. Each of the Company and the Shareholders shall promptly advise the Buyer of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the Person making any such other bid or inquiry. As used in this §5(f), “other bid” means any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Company, the Shares and/or the Shareholders, other than the acquisition of the Company’s Inventories in the Ordinary Course of Business.

(g) Insurance. The Company shall use commercially reasonable efforts to keep, or cause to be kept, all insurance policies set forth on §3(s) to the Disclosure Schedule or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)           General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §9 below).

(b)           Cooperation.         For a period of ninety (90) days after the Closing Date, the Shareholders will reasonably cooperate with Buyer (subject to their reasonable availability and without any specific minimum time commitment) in its efforts to continue and maintain the business relationships of the Company existing prior to the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. None of the Shareholders shall make any remarks disparaging the name or business of the Company, Buyer or any Affiliates of Buyer.

(c)           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §9 below).

(d)           Restrictive Covenants. The Shareholders understand that the Buyer shall be entitled to protect and preserve the going concern value of the business of the Company purchased by the Buyer to the extent permitted by law and that the Buyer would not have entered into this Agreement absent the provisions of this §6(d) and, therefore, for a period of three (3) years from the Closing, the Shareholders shall not, directly or indirectly:

(i)            engage in activities or businesses, or establish any new businesses, that are in competition with the business engaged in by the Company at the time of Closing (“Competitive Activities”), including (A) selling goods or services of the type now or previously sold by the Company, (B) soliciting any past, present or prospective customer of the Company to purchase any goods or services sold by the Company at the time of Closing, from anyone other than the Buyer and (C) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above; and

(ii)           soliciting, recruiting or hiring any employee of the Company and who is hired by the Buyer at Closing, (B) soliciting or encouraging any employee of the Company who has been hired by the Buyer at Closing to leave the employment of the Buyer and (C) disclosing or furnishing to anyone any Company Confidential Information (as defined below) relating to the Company that has been purchased by the Buyer pursuant to this Agreement, or otherwise using such Company Confidential Information for their own benefit or the benefit of any other Person.

This §6(d) shall be deemed not breached as a result of the ownership by any of the Shareholders of less than an aggregate of 5% of any class of stock (listed on a national securities exchange) of a Person engaged, directly or indirectly, in Competitive Activities. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to §9 and other remedies at law would be inadequate in the case of any breach of the covenants contained in this §6(d). Accordingly, the Buyer shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach of such covenants.

(e)  Confidentiality. (i)  The Company, the Shareholders and their affiliates, will hold, and will use their Best Efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to the Company, or to the Shareholders or their affiliates, in connection with the transactions contemplated by this Agreement, and after the Closing Date all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Shareholders, (ii) in the public domain through no fault of any Shareholder or (iii) later lawfully acquired by the Shareholders from sources other than the Company or Buyer (“Company Confidential Information”); provided that the Shareholders may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Shareholders of the confidential nature of such information and are directed by the Shareholders to treat such information confidentially in accordance with this Agreement. The obligation of the Company, and the Shareholders and their affiliates, to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company, and the Shareholders and their affiliates, will, and will use their Best Efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company, and the Shareholders and their affiliates, or on their behalf concerning Buyer in connection with this Agreement that are subject to such confidence.

(ii)  Prior to the Closing Date and after any termination of this Agreement, Buyer and its affiliates will hold, and will use their Best Efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer or its affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company or the Shareholders; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its financing sources in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially in accordance with this Agreement. The obligation of Buyer and its affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its affiliates will, and will use their Best Efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its affiliates or on their behalf concerning Shareholders and the Company in connection with this Agreement that are subject to such confidence.

7. Tax Matters.

(a)  Section 338(h)(10) Elections. Subject to §2(e), Buyer, the Company and the Shareholders shall (i) jointly make a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding election under state or local Legal Requirement) with respect to the purchase and sale of the Shares of the Company (the “Section 338(h)(10) Election”) and (ii) report the purchase and sale of Shares consistent with such Section 338(h)(10) Election unless and to the extent otherwise required pursuant to a determination as defined in Section 1313(a) of the Code (or any similar provision of state or local Legal Requirement). On the Closing Date, the Shareholders shall deliver to the Buyer an executed pro-forma IRS Form 8023 (subject to §2(e)). Subject to §2(e), Buyer shall be responsible for the preparation and filing of all forms (including IRS Form 8023 and IRS Form 8883) and documents required to effectuate the Section 338(h)(10) Election and will provide the Shareholders a copy of such filings. The Shareholders shall file a copy of the IRS Form 8883 described above with the Company’s IRS Form 1120S for the taxable year ending on the Closing Date and shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Legal Requirement and shall pay any Taxes attributable thereto.

(b)           Filing of Tax Returns.

(i)            Return Filings. For any taxable period of the Company that ends on or before the Closing Date, the Shareholders shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed, and, consistent with §9(a), shall pay all Taxes due with respect to such Tax Returns. Buyer shall have the opportunity to review and comment on such Tax Returns and the Shareholders shall make such changes as are reasonably requested, provided such changes do not materially increase the Shareholders’ Liability for Taxes for any such taxable period. For any taxable period of the Company that begins after the Closing Date, Buyer shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities all Tax Returns required to be filed and shall pay (or cause the Company) to pay all Taxes due with respect to such Tax Returns. For any taxable period of the Company that constitutes a Straddle Period, Buyer shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities, all Tax Returns required to be filed for such Straddle Period, and the Taxes due with respect to such Tax Returns shall be allocated in accordance with §9(a)(iv) hereof. Buyer shall permit the Shareholders to review and comment on such Tax Returns prior to filing and the Buyer shall in such cases make such revisions as are reasonably requested by the Shareholders provided such changes do not materially increase Buyer’s Liability for Taxes for any taxable period. The Shareholders shall assist the Buyer in timely obtaining any required signatures or other filing requirements in respect to Tax Returns prepared by Buyer for a Straddle Period.

(ii)           Cooperation. Buyer and the Shareholders shall reasonably cooperate, and shall cause their respective Affiliates, officers, managers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and other Tax administration matters, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Each of the parties may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by other Parties; therefore, each Party shall, and in the case of Buyer shall cause the Company to, (i) use commercially reasonable best efforts to properly retain and maintain such Records until such time as the other Parties agree that such retention and maintenance is no longer necessary and (ii) to allow the other Parties and their agents and representatives (and agents and representatives of any of their Affiliates), at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such other Parties may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours.

(iii)          Refunds and Credits. Buyer shall pay to the Shareholders as additional Purchase Price (in proportion to the allocation of Purchase Price set forth in §2(b)) an amount equal to any refund or credit of Taxes of the Company for a Pre-Closing Tax Period. Any payment described in the preceding sentence shall be paid to the Shareholders within twenty (20) days of the Buyer’s or Company’s receipt of the refund or credit with respect to which such payment is to be made.

(c)           Transfer Taxes. The Shareholders shall be responsible for any and all sales, use, registration, transfer, stamp, value added, goods and services or other similar Taxes (collectively, “Transfer Taxes”) that may be imposed upon, payable, collectible or incurred in connection herewith and the transactions contemplated hereby, regardless of the Person liable for such Taxes under applicable Legal Requirements. The Shareholders and Buyer shall cooperate in the preparation and filing of any Tax Returns, affidavits or other documents relating to Transfer Taxes.

8. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            All of the Shareholders’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule;

(ii)           Each of the Shareholders’ representations and warranties in §3(c) must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

(iii)          All of the covenants and obligations that Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects;

(iv)          there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(v)           the Company and the Shareholders shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §8(a)(i)-(iv) is satisfied in all respects;

(vi)          The Shareholders and the Company must have delivered each of the documents required to be delivered by them pursuant to §2(d) ;

(vii)         the Company and the Buyer shall have received all authorizations, consents and approvals set forth on §8(a)(vii) of the Disclosure Schedule;

(viii)        the Shareholders shall deliver to Buyer a non-foreign person affidavit dated as of the Closing Date, sworn under penalty of perjury and substantially in form and substance required under the Treasury Regulations Section 1.1445-2(b);

(ix)           there shall not have occurred any Material Adverse Effect with respect to the Company;

(x)            the Company and the Shareholders, as applicable, shall have furnished to the Buyer an opinion of counsel from Riker Danzig Scherer Hyland & Perretti LLP in substantially the form of Exhibit 8(a)(x) attached hereto and an executed copy of each Ancillary Agreement to which they are parties including, without limitation, the Lease and the Termination Agreement; ;

 (xi)          Each Shareholder shall deliver to Buyer a duly executed release, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 8(a)(xi);

(xii)          The Company and the Shareholders shall deliver to Buyer, in writing and in form and substance reasonably satisfactory to Buyer, (a) a calculation of the unpaid Indebtedness of the Company under the VNB Loan and Shareholder Loans, if any, determined as of the Closing Date in a manner consistent with the Company’s past practices (such calculation, the “Closing Date Designated Indebtedness”) and (b) a calculation of the Net Designated Indebtedness determined as of the Closing Date;

(xiii)         Buyer shall have received duly executed resignations from each officer and/or director of the Company, in substantially the form attached hereto as Exhibit 8(a)(xiii), such resignations to be effective as of the Closing Date; and

(xiv)        The Company and the Shareholders shall deliver to Buyer a duly executed termination letter that terminates all prior lease arrangements between the Company and Thomas Minor Associates, LLC, in substantially the form attached hereto as Exhibit 8(a)(xiv) (the “Termination Agreement”), such termination to be effective as of the Closing Date..

The Buyer may waive any condition specified in this §8(a) if it executes a writing so stating at or prior to the Closing.

 (b) Conditions to Obligation of the Company and the Shareholders. The obligation of the Company and the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)            All of the Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(ii)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects;

(iii)          there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          the Buyer shall have delivered to the Shareholders, as applicable, a certificate to the effect that each of the conditions specified above in §8(b)(i)-(iii) is satisfied in all respects;

(v)           Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to §2(d) ;

(vi)          the Company and the Buyer shall have received all authorizations, consents and approvals set forth on §8(a)(vii) of the Disclosure Schedule;

(vii)         there shall not have occurred any Material Adverse Effect with respect to the Buyer; and

(viii)        the Buyer shall have furnished to the Shareholders an opinion of counsel from Goodwin Procter LLP in substantially the form of Exhibit 8(b)(viii) attached hereto and an executed copy of each Ancillary Agreement to which they are parties including, without limitation, the Lease.

The Company and the Shareholders may waive any condition specified in this §8(b) if it executes a writing so stating at or prior to the Closing.

9. Indemnification.

(a) Tax Indemnification.

(i)            From and after the Closing, the Shareholders shall jointly and severally indemnify the Company, the Buyer and their stockholders, members, partners, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnitees”) against and hold them harmless from all liability for (i) Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods, (ii) Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Legal Requirement or regulation, (iii) Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirement, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Losses resulting from a breach of the representations and warranties contained in §3(n), (v) any Taxes of the Company resulting from the Section 338(h)(10) Election, and (vi) all Liability for reasonable legal fees, costs and expenses for any item attributable to any of the foregoing.

(ii)           From and after the Closing, Buyer shall indemnify the Shareholders, and each of their respective agents and representatives (collectively, the “Shareholder Indemnitees”) against and hold them harmless from all liability for Taxes of the Buyer and/or the Company for all Post-Closing Tax Periods and all liability for reasonable legal fees, costs and expenses attributable to any such liability.

(iii)          Any indemnity payment to be made under this §9(a) shall be paid within ten days after the Indemnified Party (as hereinafter defined) makes written demand upon the Indemnifying Party (as hereinafter defined), or, if later, on or before the date that is five Business

Days prior to the date on which the relevant Taxes are required to be paid to the relevant taxing authority (including estimated Tax payments).

(iv)          For purposes of §9(a)(i) and §9(a)(ii), in the case of any Straddle Period, the amount of Taxes that is allocable to the Pre-Closing Tax Period or the Post-Closing Tax Period shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property Taxes), be deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period or the Post-Closing Tax Period, as the case may be, and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes that are not described in clause (i) above (such as income Taxes, Taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended on the Closing Date; provided, that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (i) above.

(v)           The Shareholders shall, at their own expense, control audits, examinations or other proceedings (each, a “Tax Proceeding”) with respect to Tax Returns of the Company for Pre-Closing Tax Periods (whether or not such Tax Returns are filed before or after the Closing Date); provided, however, that Buyer and its counsel shall be allowed at Buyer’s sole cost and expense to participate in any such Tax Proceeding, and provided further that Shareholders shall not settle any such Tax Proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Buyer or such Company shall promptly notify the Shareholders of the commencement of any such Tax Proceeding (or any Tax Proceeding with respect to a Straddle Period). Buyer shall, at its own expense, control Tax Proceedings with respect to any Tax Returns relating to the Company for any Straddle Period; provided, however, that the Shareholders and their counsel shall be allowed to participate in such Tax Proceedings at the Shareholders’ sole cost and expense. Buyer shall not settle any such Tax Proceeding without the Shareholders’ consent, which shall not be unreasonably withheld, unless such settlement will not have the effect of creating or increasing the indemnification obligations of the Shareholders hereunder.

(vi)          Any Tax Return pertaining to Taxes for which Buyer may seek indemnification pursuant to this Agreement shall be prepared in a manner consistent with past practices of the Company, in each case except to the extent not permitted under applicable Legal Requirements.

(b)           Indemnification by the Shareholders. From and after the Closing, each of the Shareholders, jointly and severally, shall be liable for, and indemnify the Buyer Indemnitees against, and hold them harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses (collectively, “Losses”) suffered or incurred by the Buyer

Indemnitees (without duplication for any indemnification provided for in §9(a)) arising from, relating to or otherwise in respect of:

(i)            any breach of any representation or warranty made by the Shareholders in this Agreement (including the Disclosure Schedule) or in any certificate or document delivered pursuant to this Agreement;

(ii)           any breach of any covenant of the Company or the Shareholders contained in this Agreement or in any certificate delivered pursuant hereto;

(iii)          any fees, expenses or other payments incurred or owed by the Company or the Shareholders to any agent, broker, investment banker or other firm or Person as any broker’s or finder’s fees or any other commission or similar fee in connection with the transactions contemplated by this Agreement; and

(iv)          any matter set forth in Exhibit 9(b)(iv).

(c)           Deductible; Cap. The Shareholders shall not be required to indemnify and hold harmless the Buyer Indemnitees:

(i)            under clause (i) of §9(b) unless the aggregate of all Losses for which the Shareholders would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to $500,000, and then only to the extent of any such excess; and

(ii)           for any Losses under clause (i) of §9(b) once the aggregate amount of indemnification payments made by the Shareholders pursuant to §9(b)(i) exceeds an amount equal to fifteen percent (15%) of the Purchase Price, as adjusted by any and all payments of the Final Working Capital Adjustment in accordance with §2(f).

(iii)          Notwithstanding anything contained in this Agreement to the contrary and without limiting the provisions of §§9(c)(i) and (ii), the limitations set forth in clauses (i) and (ii) of this §9(c) shall not apply with respect to any Loss arising from or related to a breach of (a) any covenants of the Company or any Shareholder or (b) the representations and warranties set forth in §3(a) (Organization and Standing of the Company), §3(b) (Authority; Execution and Delivery; Enforceability), §3(c) (Capitalization; Other Agreements as to Shares; Ownership of Securities; Subsidiaries), §3(n) (Taxes),  §3(w) (Brokers’ Fees), §3(x) (Closing Date Designated Indebtedness; Net Designated Indebtedness) and  §3(y) (Benefits of Shareholders).

(d)           Indemnification by the Buyer. From and after the Closing, the Buyer, shall be liable for, and shall indemnify the Shareholder Indemnitees (or any one or more of them) against, and hold them harmless from, any Loss suffered or incurred by such Shareholder Indemnitees arising from, relating to or otherwise in respect of:

(i)            any breach of any representation or warranty of the Buyer which survives the Closing or in any certificate delivered pursuant hereto;

(ii)           any fees, expenses or other payments incurred or owed by the Buyer to any agent, broker, investment banker or other firm or Person as any broker’s or finder’s fees or any other commission or similar fee in connection with the transactions contemplated by this Agreement; and

(iii)          any breach of any covenant of the Buyer contained in this Agreement or in any certificate delivered pursuant thereto.

 (e)          Survival of Representations and Warranties. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive the Closing. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to §§9(a), 9(b) or 9(d) unless written notice of a claim thereof is delivered to the other Party on or prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the 12-month anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company set forth in §3(n) (Taxes), §3(p) (Employee Benefits) or §3(q) (Environmental, Health and Safety Matters), the Applicable Limitation Date shall be the 60th day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Shareholders set forth in §3(a) (Organization and Standing), §3(b) (Authorization; Execution and Delivery; Enforceability), §3(c) (Capitalization; Other Agreements as to Shares; Ownership of Securities; Subsidiaries), §3(w) (Brokers’ Fees), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever) and (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in §4(a) (Organization and Standing), §4(b) (Authority; Execution and Delivery; Enforceability) or §4(d) (Brokers’ Fees), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever). The covenants (as opposed to representations and warranties) of each Party set forth in this Agreement shall survive forever. Notwithstanding the foregoing, the obligations to indemnify and hold harmless any Party (i) pursuant to §9(b)(i) or §9(d)(i) shall not terminate with respect to any item as to which the Person to be indemnified shall have, on or before the respective Applicable Limitation Date, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to §9(h) to the Party to be providing the indemnification, and (ii) pursuant to the other clauses of §9(b) and §9(d) shall not terminate.

(f)            Special Rule for Fraud. Notwithstanding anything in this §9 to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party that suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(g)           Risk Allocation. The representations, warranties, covenants and agreements made herein, as modified by the Disclosure Schedules, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

(h)           Procedures.

(i)            Third Party Claims. All claims for indemnification by any Indemnified Party under §9 shall be asserted and resolved as set forth in §9(h). In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under §9(b) or §9(d) in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Party obligated hereunder to indemnify such Indemnified Party (the “Indemnifying Party”) in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim (such notice, a “Claim Notice”), which writing shall also include the amount or the estimated amount of such Third Party Claim, to the extent such amount is reasonably determinable; provided, however, that failure to so give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim unless such notices and documents shall have also been addressed to the Indemnifying Party.

(ii)           Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party in the defense of such Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation by any Indemnified Party of any Legal Requirement or any violation by any Indemnified Party of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (ii) the Indemnifying Party will have no Liability with respect to any compromise or settlement of such Third Party Claim effected without the Indemnifying Party’s consent (which shall not be unreasonably withheld or delayed); and (iii) the Indemnified Party will cooperate as the Indemnifying Party may reasonably request in investigating, defending and (subject to clause (i)) settling such action or proceeding. To the extent the Indemnifying Party shall control or participate in the defense, settlement or compromise of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party by providing records and other information on a timely basis that are reasonably relevant to such Third Party Claim.

(iii)          Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under §9(b) or §9(d) that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim and an estimate of the amount of the applicable Loss (if reasonably determinable) with reasonable promptness to the Indemnifying Party. Subject to §9(e), the failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party under §9(b) or §9(d), except to the extent that the Indemnifying Party demonstrates that it has been actually and materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within 60 calendar days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party under §9(b) or §9(d), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a Liability of the Indemnifying Party under §9(b) or §9(d) and, subject to §9(c), the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(iv)          Procedures Relating to Indemnification of Tax Claims. Notwithstanding any other provision hereof, if a claim shall be made by any taxing authority which, if successful, might result in an indemnity payment to any Indemnified Party hereunder, the Indemnified Party shall promptly notify the Indemnifying Party(ies) in writing of such claim (a “Tax Claim”). At its (or their) election, the Indemnifying Party(ies) shall control the portion of any proceedings and actions in connection with such Tax Claim for which the Indemnifying Party(ies) may have to indemnify the Indemnified Party hereunder but shall first consult with the Indemnified Party in good faith before taking any action with respect to the conduct of such proceedings and shall not settle any Tax Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(v)           Procedures Relating to Indemnification Claims Pursuant to §9(b)(iv). In connection with the obligations of the Shareholders pursuant to §9(b)(iv), the Parties agree and acknowledge that the Company shall engage the services of Joy M. Mercer, P.C. (“JMM”) and Abar Pension Services, Inc. (“APS” and, together with JMM and any other service providers (e.g., accountants, etc.) selected by the Company to provide services in connection with the Shareholders’ obligations pursuant to §9(b)(iv), the “Benefits Professionals”) to facilitate the resolution of such matters. The Parties agree and acknowledge that the matters set forth in Exhibit 9(b)(iv) are to be resolved in good faith in the most expeditious and cost-efficient manner reasonably possible, subject to the Company’s fiduciary duties to the plan participants. Notwithstanding the foregoing, the Buyer and the Company shall keep the Shareholders (acting by and through Brian Toolan) apprised of the status and progress of their efforts pursuant to this §9(h)(v) and shall (i) provide Brian Toolan copies of any and all correspondence, filings and other documentation in connection with their efforts pursuant to this this §9(h)(v), and (b) Buyer shall permit the Shareholders (acting by and through Brian Toolan) to review and comment on any documents to be filed with the IRS and/or the Department of Labor (or other regulatory agency) prior to such filing and the Buyer shall in such cases make such revisions as are reasonably requested by the Shareholders (acting by and through Brian Toolan). Buyer agrees, upon the request of the Shareholders (acting by and through Brian Toolan), to cause the Company to assign to the Shareholders any and all claims, causes of actions and/or other rights of the Company against Westmont Pension Services, a division of National Associates Metro, Inc..

(i)        Sole Remedy; Waiver. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, in the event the Closing occurs, the remedies provided for in this §9 shall be the sole and exclusive remedies of the Parties, the Buyer Indemnitees and the Shareholder Indemnitees with respect to the subject matter of this Agreement (except with respect to claims of fraud or willful misconduct and except for equitable remedies (including specific performance) and except for the remedies set forth in §2(f)) and shall control and determine the rights and obligations of such Parties, the Buyer Indemnitees and the Shareholder Indemnitees with respect to all claims, demands and Losses arising in connection herewith and, in furtherance of the foregoing, all other remedies available to such Parties, the Buyer Indemnitees and the Shareholder Indemnitees (whether at law or otherwise) are hereby waived and shall be of no force and effect.

(j)            Tax Effect And Insurance. The Shareholders and Buyer agree that any payment made under §9 hereof will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. In the event an Indemnified Party actually receives any insurance proceeds with respect to Losses for which the Indemnified Party has made a claim prior to the date on which the Indemnifying Party is required pursuant to this §9 to pay such claim, the claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party less all costs incurred by the Indemnified Party in obtaining such insurance proceeds. If such insurance proceeds are actually received by the Indemnified Party after the date on which the Indemnifying Party is required pursuant to this §9 to pay such claim, the Indemnified Party shall, no later than thirty (30) days after the receipt of such insurance proceeds, reimburse the

Indemnifying Party in an amount equal to such insurance proceeds (but in no event in an amount greater than the Losses theretofore paid to the Indemnified Party by the Indemnifying Party) less all costs incurred by the Indemnified Party in obtaining such insurance proceeds. In either case, the Indemnifying Party shall compensate the Indemnified Party for all costs incurred by the Indemnified Party subsequent to either the reduction of any claim as provided above, or the delivery of any such insurance proceeds to the Indemnifying Party as provided above, as the case may be, as a result of any such insurance, including, but not limited to, retrospective premium adjustments, experience-based premium adjustments (whether retroactive or prospective) and indemnification or surety obligations of the Indemnified Party to any insurer relating to or occasioned by Losses caused by an Indemnifying Party. A claim for such costs shall be made by an Indemnified Party by delivery of a written notice to the Indemnifying Party requesting compensation and specifying this §9(j) as the basis on which compensation for such costs is sought, and the Indemnifying Party shall pay such costs no later than thirty (30) days after receiving the written notice requesting such compensation. Notwithstanding the foregoing, the Indemnitee is not required to pursue a recovery from an insurer as a precondition to the Indemnifying Party’s obligation to pay any claim as required by this §9 or otherwise and the Indemnifying Party shall not be entitled to delay any payment beyond the respective payment dates for any claim referred to in this §9 for the purpose of awaiting receipt of insurance proceeds or credits therefor as provided herein.

(k)           Limitation on Damages. No Indemnifying Party shall be liable or otherwise responsible to any Indemnified Party for consequential, incidental or punitive damages that arise out of or relate, directly or indirectly, to this Agreement, the Ancillary Agreements, the performance or breach hereof or thereof, any transactions contemplated hereby or thereby, or any Liability retained or assumed hereunder or thereunder.

10. Termination.

(a)           Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i)            the Buyer, the Company and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           the Buyer may terminate this Agreement by giving written notice to the Company and the Shareholders at any time prior to the Closing in the event (A) the Shareholders have within the then previous 5 Business Days given the Buyer any notice pursuant to §5(e), above and (B) it contains a statement acknowledging that the Buyer may terminate the Agreement as contemplated by §9(b)(i);

(iii)          the Buyer may terminate this Agreement by giving written notice to the Company and the Shareholders at any time prior to the Closing (A) in the event the Shareholders or the Company have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Shareholders and the Company of the breach and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 27, 2006, by reason of the failure of any condition precedent under §8(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv)          the Company and the Shareholders may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Company and the Shareholders have notified the Buyer of the breach and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 27, 2006, by reason of the failure of any condition precedent under §8(b) hereof (unless the failure results primarily from the Company or the Shareholders breaching any representation, warranty, or covenant contained in this Agreement).

(b)           Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §5(d) above shall survive termination.

11. Miscellaneous.

(a)           Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Legal Requirement or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b)           No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement. This Agreement (including the documents referred to herein), together with the Confidentiality Agreement (the “Pre-Closing Confidentiality Agreement”) dated February 23, 2006 between the Buyer and the Company, constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that if the transactions contemplated hereby are consummated, then on and after the Closing Date, the Pre-Closing Confidentiality Agreement shall be deemed terminated and of no effect ab initio

(d)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No

Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and the Ancillary Agreements and certificates and of signature pages by facsimile transmission or pdf format through electronic transmission shall constitute effective execution and delivery of this Agreement and such Ancillary Agreements and certificates as to the Parties and may be used in lieu of the original Agreement and such Ancillary Agreements and certificates for all purposes. Signatures of the Parties transmitted by facsimile or pdf format through electronic transmission shall be deemed to be their original signatures for all purposes.

(f)            Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company (prior to the Closing):

Federal Marketing Corp. d/b/a

Creative Homeowner

24 Park Way

Upper Saddle River, NJ 07458

Attn: Brian Toolan

If to the Company (after the Closing):

c/o Buyer

in each case with a copy to:

Harold S. Atlas, Esq.

Riker Danzig Scherer Hyland & Perretti LLP

One Speedwell Avenue

Morristown, NJ 07962

Phone: (973) 538-0800

Fax: (973) 538-1984

If to the Shareholders:

Henry G. Toolan

12 Glenwood Drive

Saddle River, NJ 07458

Phone: (201) 825-7386

Brian H. Toolan

12 Glenwood Drive

Saddle River, NJ 07458

Phone: (917) 545-1051

Allan R. Blair

126 River Road

Essex, CT 06426

Phone: (860) 767-5006

If to the Buyer:

Courier Corporation

15 Wellman Avenue

North Chelmsford, MA 01863

ATTN: James F. Conway III, Chief Executive Officer

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attn: F. Beirne Lovely, Jr., Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts). The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(i)            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Expenses. Each of the Buyer, the Company and the Shareholders will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Parties agree and acknowledge that the Company and the Shareholders may cause the Company to pay certain employee bonuses relating to the Acquisition out of the Company’s funds to the extent they constitute Shareholder Loans as of the Closing Date as provided herein and, in such an event, such costs and expenses shall be deemed to have been paid by the Company immediately prior to the Closing.

(l)            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m)          Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

(n)           Shareholder Obligations.    The Liability of each Shareholder hereunder shall be joint and several with the other Shareholders. Without limiting the generality of the foregoing, the Shareholders shall be jointly and severally liable with one another for the indemnities set forth in §9.

 (o)          Waivers. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(p)           Disclosure Schedule.

(i)            The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholders as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(ii)           The disclosure of any item, explanation, exception or qualification in the Disclosure Schedule relates only to the provisions of the corresponding numbered section or subsection of the Agreement to which it expressly relates and not to any other section or subsection of the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COURIER CORPORATION		SHAREHOLDERS

By:	/s/ James F. Conway, III	/s/ Henry G. Toolan
Name:	James F. Conway, III	Henry G. Toolan, an individual
Title:	Chairman, Pres., CEO

/s/ Brian H. Toolan
FEDERAL MARKETING CORP.,		Brian H. Toolan, an individual
d/b/a CREATIVE HOMEOWNER

/s/ Allan R. Blair
Allan R. Blair, an individual

By:	/s/ Henry G. Toolan
Name:	Henry G. Toolan
Title:	President